Exhibit 99.1

FOR IMMEDIATE RELEASE:

MASTECH HOLDINGS, INC. ANNOUNCES CEO RESIGNATION

Pittsburgh, PA – September 22, 2011 – Mastech Holdings, Inc. (NYSE Amex:MHH) (the “Company”), a national provider of Information Technology and Specialized Healthcare staffing services, today announced that Thomas Moran has resigned as President, and Chief Executive Officer and as a director to pursue other opportunities. Sunil Wadhwani, co-founder of Mastech and Co-Chairman of the Company’s Board of Directors, will serve as the Company’s interim Chief Executive Officer until a permanent replacement is found.

“On behalf of the Board of Directors, we want to thank Tom for his contributions to Mastech,” said co-founders Sunil Wadhwani and Ashok Trivedi. “For the past two years, Tom has led the Company through an unusually challenging environment and his diligence and leadership have helped Mastech make tangible strides towards enhancing its service offerings and profitability. We wish him well in his future endeavors.”

Mr. Moran commented, “I am proud of our accomplishments during my tenure and believe the Company is well positioned for the future.”

The Board of Directors has begun a search for a permanent replacement, and expects to complete the search within 90-days.

About Mastech Holdings, Inc.:

Leveraging the power of over 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497